Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 7 to the Registration Statement (Form N-1A, No. 333-151800) of IVA Fiduciary Trust, and to the incorporation by reference of our report dated November 16, 2012 on IVA Worldwide Fund and IVA International Fund (two of the Funds comprising IVA Fiduciary Trust), included in the Annual Report to Shareholders for the fiscal year ended September 30, 2012.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
January 25, 2013